YRC WORLDWIDE INC.
DIRECTOR COMPENSATION PLAN

May 6, 2015 Restatement of the Plan Originally Effective August 30, 2011
This Director Compensation Plan (this “Plan”) of YRC Worldwide Inc., a Delaware corporation (the “Company”), is adopted effective as of the date first set forth above and amends, restates and replaces any and all prior plans relating to the compensation payable to the Company’s directors, provided, however, that the provisions of Section 5 shall only apply to RSUs that are granted following the date that this restatement of the Plan is adopted by the Board and, for the avoidance of doubt, RSUs granted prior to such time shall be governed by the Plan as in effect prior to this restatement.

1.	DEFINITIONS, ADMINISTRATION AND CONSTRUCTION

(a)	The following capitalized terms used in this Plan shall have the following meanings given to each of them in this Section 1(a):

“Board” means the Board of Directors of the Company.
“Committee” means any committee of the Board.
“Common Stock” means Company Common Stock, $0.01 par value per share.
“Compensation Committee” means the Compensation Committee of the Board.
“Equity Award” means an award of Common Stock or Common Stock derivatives to a Participant pursuant to the terms of this Plan and any equity incentive plan maintained by the Company, including the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan.
“Participant” means a director of the Company who is not an employee of the Company.
“Restricted Stock Units” or “RSUs” are a form of Equity Award and shall have the same meaning as in the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan.
“Secretary” means the Secretary of the Company.

(b)
The Compensation Committee shall administer this Plan. The Compensation Committee may adopt rules for the administration of this Plan as it may deem necessary or advisable. The Compensation Committee has full and absolute discretion in the exercise of each and every aspect of the rights, power, authority and duties retained or granted it under this Plan, including the authority to determine all facts, to interpret this Plan, to apply the terms of this Plan to the facts determined, to make decisions based upon those facts and to make any and all other decisions required of it by this Plan, such as the right to benefits, the correct amount and form of benefits, the determination of any appeal, the review and correction of the actions of any prior administrative committee, and the other rights, powers, authority and duties specified in this paragraph and elsewhere in this Plan. Notwithstanding any provision of law, or any explicit or implicit provision of this document, any action taken, or finding, interpretation, ruling or decision made by the Compensation Committee in the exercise of any of its rights, powers, authority or duties under this Plan shall be final and conclusive as to all parties, including without limitation all Participants, former Participants and beneficiaries, regardless of whether the Compensation Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, finding, interpretation, ruling or decision. No final action, finding, interpretation, ruling or decision of the Compensation Committee shall be subject to de novo review in any judicial proceeding. No final action, finding, interpretation, ruling or decision of the Compensation Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

(c)	Except as expressly stated to the contrary, references in this plan to “including” mean “including, without limitation” and to “persons” mean natural persons and legal entities.

2.RETAINERS.

(a)
From time to time, the Board (or at its direction, the Compensation Committee) may set retainers for Participants for their service as a member of the Board or one or more of the Board’s Committees. The current retainers for Participants are listed on Exhibit A.

(b)
Annual retainers shall be paid in advance in quarterly installments on January 1, April 1, July 1 and October 1 (or on the first business day immediately following such payment date). A Participant who joins the Board mid-term shall receive a pro-rated retainer based on the number of days remaining in his/her initial term. The initial payment shall be made as soon as administratively practicable following the Participant’s commencement as a member of the Board.

3.MEETING FEES AND EXPENSE REIMBURSEMENTS.

No additional compensation shall be paid for attending or participating in Board or Committee meetings. Participants will be reimbursed for reasonable business expenses, including travel expenses, incurred in the performance of their duties for the Company, including, without limitation, traveling to meetings.
4.EQUITY AWARDS.

From time to time, the Board (or at its direction, the Compensation Committee) may make grants of Equity Awards to Participants as compensation for their service on the Board with such terms and conditions as are stated in the grant. The grant shall be made pursuant to this Plan and any equity incentive plan maintained by the Company pursuant to which the Common Stock is authorized to be issued.
5.RESTRICTED STOCK UNITS.

(a)	Generally. This Section 5, except as expressly specified otherwise, applies only with respect to RSUs granted on or after the restatement date of the Plan specified above.

(b)
Grants. On the first business day following the annual meeting of stockholders of the Company held in 2015 and each year thereafter (“Grant Date”), each Participant shall receive a grant of that number of RSUs equal to $125,000 divided by the average closing price for the 30 day period immediately preceding the Grant Date. In addition to the annual grant described in the preceding sentence, the Board (or at its discretion, the Compensation Committee) may make such additional grants from time-to-time upon whatever terms it deems appropriate.

(c)
Vesting. The RSUs granted following the date of the restatement of this Plan shall be fully vested as of the date that they are granted. An RSU that has satisfied the vesting terms described herein is referred to as a “Vested RSU”.

(d)
Deferral Elections. Pursuant to a written election (a “Deferral Election”), a Participant may defer delivery of all or a portion of the shares of Common Stock underlying the RSUs, in accordance with this Section 5 and the rules prescribed by the Compensation Committee. The Company (or its designee) shall maintain an account for each Participant to record any Deferral Election made with respect to RSUs. All Deferral Elections must be delivered to the Secretary. Commencing with any RSUs that are granted for services performed in any fiscal year that commences in calendar year 2016 or later, (i) any prior Deferral Elections shall cease to apply to any such RSUs and (ii) a Participant shall only be allowed to make a Deferral Election with the express consent of the Committee.

(i)
Initial Deferral Election. Except as otherwise provided in this Section 5, a Deferral Election with respect to RSUs must be made not later than the close of the Participant’s taxable year immediately preceding the service year for which the RSUs are granted as compensation (or such other time as permitted under Section 409A of the Internal Revenue Code of 1986, as amended, and any applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (“Section 409A”)). For example, a Deferral Election for any RSUs granted in 2016 or later as compensation for services rendered in 2016, must be made no later than December 31, 2015. A Participant’s Deferral Election may be changed at any time prior to the last permissible date for making the Deferral Election, and shall thereafter be irrevocable. A form of the Deferral Election is included in Exhibit B.

(ii)
First Year of Eligibility. In the case of the first year in which a director becomes eligible to participate in the Plan, the director may make an initial Deferral Election within 30 days after the director first becomes eligible to participate. Such election shall only apply with respect to RSUs relating to services performed after the election. Whether a Participant is treated as newly eligible for participation under this Plan shall be determined in accordance with Section 409A, including: (i) rules that treat all elective deferral account balance plans as one plan, and (ii) rules that treat a previously eligible director as newly eligible if his benefits had been previously distributed or if he has been ineligible for 24 months.

(iii)
Evergreen Election. A Participant may elect that his/her Deferral Election for an upcoming year will continue in effect for subsequent years until modified by the Participant (an “Evergreen Election”). If a Participant makes an Evergreen Election, the Participant may unilaterally modify such Deferral Election (either to terminate, increase or decrease the portion of his future RSUs which are subject to deferral) by providing a written modification of the Deferral Election to the Secretary. The modification shall become effective as of the first day of January following the date such written modification is received by the Secretary or sooner if permitted under the special thirteen month election. Notwithstanding the foregoing, Evergreen Elections shall cease to apply to any RSUs that are granted for services performed in any fiscal year that commences in calendar year 2016 or later.

(iv)
Subsequent Deferral Election. A Participant shall be entitled to delay the delivery of shares of Common Stock underlying the RSUs pursuant to his initial Deferral Election (a “Subsequent Deferral Election”) provided: (1) the Subsequent Deferral Election does not take effect until at least twelve (12) months after the date on which the Subsequent Deferral Election is made, (2) if the Subsequent Deferral Election relates to a payment event other than the death or Disability of the Participant, the Subsequent Deferral Election defers payment for a period of at least five (5) years from the date such payment would otherwise have been made but for such Subsequent Deferral Election, and (3) if the Subsequent Deferral Election relates to a payment at a specified time or pursuant to a fixed schedule, the Subsequent Deferral Election is made not less than 12 months before the date the payment is scheduled to be paid.

(e)	Delivery of Shares. The Company shall deliver one share of Common Stock for each RSU that becomes a Vested RSU, as described below:

(i)
RSUs Not Deferred, granted prior to fiscal years commencing in 2016. If the Participant does not timely elect to defer delivery of the shares of Common Stock underlying the RSUs pursuant to a Deferral Election on file with the Company’s Secretary, and the RSU is granted prior to a fiscal year commencing in 2016, the Company shall deliver to the Participant one share of Common Stock for each RSU that becomes a Vested RSU within 90 days following the date that such RSU becomes a Vested RSU, but in no event later than March 15 of the calendar year following the calendar year in which the RSU became a Vested RSUs.

(ii)
RSUs granted for services performed in fiscal years commencing in 2016 or later. Notwithstanding the foregoing, for purposes of any RSU granted for services performed in any fiscal year that commences in calendar year 2016 or later, the Company shall deliver to the Participant one share of Common Stock for each Vested RSU, but such share of Common Stock shall not be delivered until the Participant’s “separation from service.”

(iii)
RSUs Deferred. If a Participant timely elects to defer delivery of the shares of Common Stock underlying the RSUs pursuant to a Deferral Election on file with the Company’s Secretary, the Company shall deliver to the Participant one share of Common Stock for each vested RSU for which a Deferral Election has been made, on the earlier of the Participant’s separation from service with the Board, death, Disability, Change in Control, or date specified by the Participant in his/her Deferral Election (each a “Payment Event”). Actual delivery of the shares shall be made within 90 days of the Payment Event, if such Payment Event is a separation from service with the Board, death, Disability, or a specified date elected by the Participant. Upon a Change in Control, delivery of the shares shall occur on the date of the Change in Control.

(iv)
Change in Control. Notwithstanding the foregoing, (x) if the Participant’s RSUs are not exempt from Section 409A the Company shall not deliver shares of Common Stock upon a Change in Control, unless the Change in Control also constitutes an event described in Section 409A(a)(2)(A)(v) and the Treasury Regulations thereunder and (y) if the Participant’s RSUs are not exempt from Section 409A, the Payment Event is the Participant’s separation from service, and the Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i), then the Company shall not deliver shares of Common Stock until the date which is 6 months following the separation from service (or, if earlier, the date of death of the Participant), to the extent required to avoid the excise tax under Section 409A.

(f)
Dividend Equivalents. If the Company declares a cash dividend on its Common Stock, the Company shall credit to a bookkeeping account established for each Participant an amount equal to the cash value of the dividend that would have been paid to the Participant if each RSU (whether vested or unvested) was a share of Common Stock held by the Participant (“Dividend Equivalents”). No interest or other additions shall be earned on amounts credited to such Dividend Equivalent account. Dividend Equivalents shall be paid at the same time as the delivery date of the shares of Common Stock underlying the Vested RSUs to which the accrued Dividend Equivalents relate. Any Dividend Equivalents relating to any forfeited RSUs shall be forfeited.

(g)
Beneficiary. If a Participant dies, the Company shall pay any amounts deferred under this Plan to the beneficiary or beneficiaries, if any, that the Participant designates to the Secretary in writing during the Participant’s lifetime. During his/her lifetime, the Participant may revoke or change any designation of beneficiary by delivering the revocation or designation in writing to the Secretary. If no beneficiary is designated or survives the Participant, then the accounts shall be issued and paid to the Participant’s surviving spouse (or, if none, personal representative).

(h)
Unfunded. The Participant understands that all deferrals hereunder (i.e., the balance of his/her accounts) are unfunded, will be represented by appropriate bookkeeping entries and any such amounts due the Participant shall be unsecured, general obligations of the Company.

(i)
409A. This Section 5 and any Equity Award agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A. Neither the Company nor its directors, officers, executives, or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant as a result of the application of Section 409A. Notwithstanding anything in this Plan or any Equity Award agreement to the contrary, all payments and benefits under this Plan that would constitute non- exempt “deferred compensation” for purposes of Section 409A and that would otherwise be payable or distributable hereunder by reason of the Participant’s separation from service on the Board, will not be payable or distributable to the Participant unless the circumstances giving rise to such separation from service meet any description or definition of “separation from service” in Section 409A (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

6.GENERAL

(a)
Except by the laws of descent and distribution if a Participant dies, the rights and benefits of this Plan may not be assigned or otherwise transferred. A Participant shall cease to be a Participant under this Plan upon the Participant’s termination of his/her directorship with the Company whether by death, disability, retirement, resignation or removal.

(b)	Any notice to the Company that this Plan requires shall be in writing, addressed to the Secretary and be effective when the Secretary receives the notice.

(c)
This Plan and any determination or action taken respecting this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its law of conflicts of law.

Exhibit A
Annual Retainers

Board membership = $75,000 ($125,000 for the Chairperson of the Board)

Additional retainer for Committee Chairpersons as follows:
    Audit and Ethics Committee = $25,000
Compensation Committee = $15,000
Finance Committee = $15,000
Governance Committee = $10,000

Exhibit B
ANNUAL DIRECTOR EQUITY DEFERRAL ELECTION FORM
To the Secretary of YRC Worldwide Inc.:
I irrevocably elect to defer delivery of the following percentage of shares of Common Stock underlying the Restricted Stock Units awarded to me for the 12-month Board term beginning in
(enter year)    and all subsequent Board terms (i.e., “Evergreen Election”): 100% or
%
I further elect to receive my deferred shares of Common Stock underlying the Restricted Stock Units upon the earliest of (i) my death, (ii) my Disability, (iii) my separation from service with the Board for any reason, (iv) upon a Change in Control, (v) or the following date (optional):
January 1,    (enter year).
Notwithstanding the above, I understand that if I resign from the Board, fail to stand for re- election to the Board, fail to be re-elected to the Board, or if I am involuntarily removed from the Board, my non-vested Restricted Stock Units will be forfeited unless the Board determines otherwise.
Notwithstanding the foregoing, this Deferral Election is subject to the terms of the Plan and will not be effective if it is not made in accordance with the terms of the Plan and Section 409A. All terms defined in the YRC Worldwide Inc. Director Compensation Plan have the same meaning when used in this Deferral Election form.
Print Name:
Signature:

Date:
Accepted:
YRC Worldwide Inc.
Secretary
Date